Exhibit 99.1

May 15, 2018

BIOHAVEN PHARMACEUTICALS REPORTS FIRST QUARTER 2018 FINANCIAL AND RECENT BUSINESS RESULTS

•                  Successful Achievement of Registrational Co-Primary Endpoints and Key Secondary Endpoints in Two Pivotal Phase 3 Trials with Rimegepant (Oral CGRP Receptor Antagonist) for the Acute Treatment of Migraine, with Safety and Tolerability Profile Similar to Placebo

•                  Commenced Enrollment in Phase 3 Trial Evaluating Rimegepant Zydis® Orally Dissolving Tablets; Topline Results Anticipated Q4 2018

•                  Restructured License Agreement with Bristol-Myers Squibb to Reduce Royalties Payable on Migraine Product Candidates and Revised Competitive Products Language

•                  Completed Pre-NDA Meeting with FDA Regarding Sublingual BHV-0223 in ALS, Initiated Expanded Access Program and on Target for NDA Submission in 2H 2018

NEW HAVEN, Conn., May 15, 2018 /PRNewswire/ — Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a clinical stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological disorders, including rare disorders, reported financial results for the quarter ended March 31, 2018.

“In the first quarter of 2018, we continued our strong momentum across our CGRP receptor antagonist and glutamate modulator pipeline programs.  The team’s stellar performance and progress position us to expect a number of important data announcements and regulatory filings in 2018 and 2019,” said Vlad Coric, M.D., CEO of Biohaven.  “In our CGRP receptor antagonist platform, we announced positive data from both of our pivotal Phase 3 trials with rimegepant as an acute treatment for migraine, continued our long-term safety study of rimegepant and commenced a clinical trial of our Zydis® orally dissolving tablet formulation.  We also progressed BHV-3500 toward the clinic for the acute treatment and prevention of migraine.  And in our glutamate modulator programs, we continued to progress all three of our drug candidates across multiple indications.  Ongoing studies continue with trigriluzole in spinocerebellar ataxia and OCD, while the Alzheimer’s disease trial will begin in the second quarter of 2018.  We were excited to initiate our expanded access program for sublingual BHV-0223 in ALS and remain on target to submit our NDA in the second half of 2018. Lastly, our oral, low-trapping NMDA antagonist, BHV-5000, is completing nonclinical and Phase 1 work to support later stage development.  Our world-class team of clinical and commercial professionals remain dedicated and focused on achieving important milestones over the course of the year.”

First Quarter and Recent Business Highlights:

•                  Announced Successful Achievement of Both Co-Primary Regulatory Endpoints along with Key Secondary Outcome Measures in Two Pivotal Phase 3 Trials of Rimegepant — In March 2018, the Company announced positive top-line results from both of its two Phase 3 clinical trials of rimegepant (formerly known as BHV-3000), an oral calcitonin gene-related peptide (CGRP) receptor antagonist for the acute treatment of migraine. In each trial, rimegepant met the co-primary efficacy endpoints of superiority to placebo, at two hours post-dose, on pain freedom and freedom from the most bothersome symptom. The Company subsequently reported achievement of benefit on key secondary outcome measures, including single-dose durable headache relief and recovery of function endpoints. A single dose of rimegepant, without any rescue medications, was superior to placebo for pain freedom and pain relief at 2 hours post-dosing and demonstrated a profile of increasing improvement throughout the first eight hours that was sustained compared to placebo out to 24 and 48 hours. In both trials, rimegepant demonstrated a safety and tolerability profile similar to placebo, including on liver function tests.

•                  Restructured License Agreement with Bristol-Myers Squibb (BMS) — In March 2018, the Company announced a restructuring of its global license agreement with Bristol-Myers Squibb for Biohaven’s small molecule CGRP receptor antagonist platform (BMS Amendment).  As part of the restructuring, Biohaven paid BMS an upfront payment of $50 million in return for a low single digit reduction in royalties payable on net sales of rimegepant and a mid-single digit reduction in royalties payable on net sales of BHV-3500. The upfront payment for the restructuring was financed through a private placement of Biohaven common shares to leading institutional investors. The restructuring also removed BMS’s right of first negotiation and clarified that antibodies targeting CGRP are not prohibited as competitive compounds under the non-competition clause of the agreement, thereby permitting Biohaven the flexibility to potentially license rimegepant or BHV-3500 to a company with a CGRP antibody program.

•                  Commenced Enrollment in Phase 3 Clinical Trial Evaluating Rimegepant Zydis® Orally Dissolving Tablet (ODT) -  In March 2018, the Company announced enrollment in a Phase 3 clinical trial assessing the onset of action, patient satisfaction, efficacy and safety of the fast-dissolve Zydis® ODT formulation of rimegepant. The trial will randomize approximately 850 patients across two treatment arms, rimegepant 75 mg ODT versus placebo, and topline results are anticipated in the fourth quarter of 2018. Biohaven has been working with Catalent U.K. Swindon Zydis Limited, a subsidiary of Catalent, Inc. (NYSE: CTLT) (“Catalent”) to develop this new ODT formulation of rimegepant and extend additional delivery formulations across its CGRP receptor antagonist platform and has entered into an exclusive agreement with Catalent for the use of the Zydis® ODT formulation technology in the development of small molecule CGRP receptor antagonists. The Company had previously reported positive top-line results from the bioequivalence study demonstrating pharmacokinetic equivalence of the rimegepant Zydis® ODT formulation compared to the rimegepant tablet formulation used in the Phase 3 program.

•                  Advanced Sublingual BHV-0223 Towards New Drug Application (NDA) Submission — In March 2018, the Company had a Pre-NDA meeting with Food and Drug Administration (FDA) regarding sublingual BHV-0223 in amyotrophic lateral sclerosis (ALS) and is on schedule for NDA submission in the second half of 2018. In anticipation of the NDA filing for BHV-0223, the Company recently established an expanded access program with sublingual BHV-0223 for patients with ALS.  Through this program, physicians may be able to obtain BHV-0223 for their eligible patients with ALS at no cost.

•                  Initiated Clinical Development of BHV-5000 — In January 2018, the Company announced initiation of a Phase 1 trial evaluating BHV-5000, a novel low-trapping N-methyl-D-aspartate (NMDA) antagonist which is being developed as a potential treatment for neuropsychiatric conditions such as Rett syndrome, neuropathic pain and treatment-resistant depression. Enrollment of subjects has started for the investigational new drug application (IND) opening study, which will test single and multiple doses of a solid-dose formulation of BHV-5000 in healthy volunteers. Nonclinical studies are also underway to support later stage development of the compound.

Upcoming Milestones:

Biohaven is progressing drug candidates through clinical programs in a number of common and rare disorders.  The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists and glutamate modulators in the coming quarters.

•                  In its CGRP receptor antagonist platform, the Company expects to:

•                  Report initial results from a long-term safety study evaluating rimegepant in Q4 2018

•                  Report top-line results from a Phase 3 rimegepant Zydis® ODT trial in Q4 2018

•                  Submit an IND and initiate a Phase 1 trial evaluating BHV-3500 for the acute treatment and prevention of migraine in 2018

•                  Submit an NDA for rimegepant to the FDA in 2019, having previously announced positive topline data from its first two pivotal Phase 3 trials.

•                  In its glutamate modulator platform, the Company expects to:

•                  Complete enrollment in a Phase 2 trial evaluating trigriluzole in OCD in 2018

•                  Report top-line results from a Phase 3 spinocerebellar ataxia long-term extension study in Q4 2018

•                  Initiate a Phase 2 clinical trial evaluating trigriluzole in Alzheimer’s disease in collaboration with the Alzheimer’s Disease Cooperative Study Group in Q2 2018

•                  Submit an NDA to the FDA via the 505(b)(2) pathway for BHV-0223 in patients with ALS in the second half of 2018

•                  Complete a Phase 1 trial for BHV-5000 in 2018

First Quarter 2018 Financial Results

Cash Position: Cash as of March 31, 2018 was $104.2 million, compared to $131.5 million as of December 31, 2017.

R&D Expenses:  Research and development (R&D) expenses were $75.6 million for the three months ended March 31, 2018, compared to $10.7 million for the three months ended March 31, 2017. The increase of $64.8 million was primarily due to the upfront payment of $50 million related to the BMS Amendment, increases in direct costs of $12.4 million for the rimegepant program and $1.1 million for the BHV-0223 program, and an increase of personnel costs, including non-cash share-based compensation, of $1.8 million. The increase in direct costs for rimegepant was primarily due to an increase in the number of clinical trials in various stages of development for the three months ended March 31, 2018 as compared to the same period in 2017, where only one clinical trial was underway.

G&A Expenses:  General and administrative (G&A) expenses were $7.9 million for the three months ended March 31, 2018, compared to $3.8 million for the three months ended March 31, 2017. The increase of $4.1 million was primarily due to increases in personnel-related costs, including non-cash share-based compensation of $1.7 million, due to the hiring of additional personnel in general and administrative functions, and due to preparation for marketing activities, professional fees supporting ongoing business operations, and fees to comply with being a public company.

Net Loss: The Company reported a net loss attributable to common shareholders of $85.5 million or $2.32 per share in Q1 2018, compared to $22.8 million, or $1.74 per share, in Q1 2017.

About Biohaven

Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, ALS Biopharma LLC and Massachusetts General Hospital.  Currently, Biohaven’s lead development programs include multiple compounds across its CGRP receptor antagonist and glutamate modulator platforms.  The Company’s common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN.  More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company’s management. All statements, other than statements of historical facts, included in this press release, including statements regarding the expected commencement and completion of clinical trials and the availability of data from those trials and statements regarding the timing of expected regulatory submissions, as well as statements regarding the Company’s plans and objectives, expectations and assumptions of management are forward-looking statements. The use of certain words, including the words “estimate,” “intend,” “expect,” “believe,” “anticipate,” “will, “potential,” “plan,” “could,” “may” and similar expressions are intended to identify forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements including risks and uncertainties related to the timing of initiating, enrolling and completing clinical trials; the  commencement or completion of enrollment in any clinical trial does not guarantee the continuation or successful outcome of the trial, or the acceptance by the FDA of a regulatory package for the drug candidate being tested; the submission of an IND does not guarantee that the FDA will permit clinical trials to begin; and those factors described in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Securities and Exchange Commission on May 15, 2018. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2018	2017

Operating expenses:
Research and development	$75,579	$10,740
General and administrative	7,857	3,757
Total operating expenses	83,436	14,497
Loss from operations	(83,436)	(14,497)
Other income (expense):
Interest expense	(8)	(305)
Change in fair value of warrant liability	(1,182)	(454)
Change in fair value of derivative liability	—	289
Change in fair value of contingent equity liability	—	(3,375)
Loss from equity method investment	(728)	(218)
Other	(21)	—
Total other income (expense), net	(1,939)	(4,063)
Loss before provision for income taxes	(85,375)	(18,560)
Provision for income taxes	87	193
Net loss and comprehensive loss	(85,462)	(18,753)
Accretion of beneficial conversion feature on Series A preferred shares	—	(4,000)
Net loss attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd.	$(85,462)	$(22,753)

Net loss per share attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(2.32)	$(1.74)
Weighted average common shares outstanding—basic and diluted	36,770,868	13,088,861

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash	$104,206	$131,468
Prepaid expenses and other current assets	10,467	5,197
Total current assets	114,673	136,665
Property and equipment, net	2,936	2,344
Equity method investment	8,494	7,847
Other assets	32	32
Total assets	$126,135	$146,888

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,051	$4,721
Accrued expenses	7,814	4,708
Total current liabilities	16,865	9,429
Warrant liability	—	4,021
Other long-term liabilities	1,454	1,467
Total liabilities	18,319	14,917
Total shareholders’ equity	107,816	131,971
Total liabilities and shareholders’ equity	$126,135	$146,888

For further information, contact Dr. Vlad Coric, Chief Executive Officer, at Vlad.Coric@biohavenpharma.com